As filed with the Securities and Exchange Commission on October 30, 2003

                                                   REGISTRATION  NO. 333_ _____

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                              --------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                  AVITAR, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                       Delaware                     06-1174053
            --------------------------------- ----------------------
              (State or other jurisdiction       (I.R.S. Employer
            of incorporation or organization) Identification Number)


                                   65 DAN ROAD
                                CANTON, MA 02021
                                 (781) 821-2440
       ------------------------------------------------------------------
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                PETER P. PHILDIUS
                             CHIEF EXECUTIVE OFFICER
                                  AVITAR, INC.
                                   65 DAN ROAD
                                CANTON, MA 02021
                                 (781) 821-2440
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:

                             EUGENE M. CRONIN, ESQ.
                          DOLGENOS NEWMAN & CRONIN LLP
                                96 SPRING STREET
                            NEW YORK, NEW YORK 10012
                                 (212) 925-2800

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


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                            CALCULATION OF REGISTRATION FEE

Title of                                   Proposed           Proposed
Each Class                                  Maximum            Maximum
of Security                Amount           Offering           Aggregate     Amount of
to be                      to be             Price             Offering     Registration
Registered               Registered(1)     Per Unit             Price         Fee (2)
-----------              ----------       ----------         -----------    ------------
Common stock,
par value $.001
per share                15,359,448         $0.16            $2,457,512       $312.00

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other relevant capital adjustments.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

The above calculation is based on the average of the high and low prices of the common stock reported on the American Stock Exchange on October 23, 2003.


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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED OCTOBER 30, 2003

                             PRELIMINARY PROSPECTUS
                    ----------------------------------------

                                15,359,448 Shares

                                  AVITAR, INC.

                                  Common Stock
                          ----------------------------


     All of the shares of common stock offered in this Prospectus are being offered by the selling security holders in transactions as described in the plan of distribution. The Company will not receive any of the proceeds from the sales (other than purchase prices received upon the exercise of currently outstanding warrants, the underlying shares of which are being registered for sale hereunder).

     Our common stock is traded on the American Stock Exchange under the symbol "AVR." On October 27, 2003, the closing price reported on the American Stock Exchange was $0.17 per share.

     THIS INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. They have not determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ----------------------------------


                                 The date of this Prospectus is October 30, 2003

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                          Page


ABOUT AVITAR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

RECENT DEVELOPMENTS CONCERNING GOODWILL AND
OTHER INTANGIBLE ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .

FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

SELLING SECURITY HOLDERS. . . . . . . . . . . . . . . . . . . . . .

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . .

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .

STATEMENT OF INDEMNIFICATION . . . . . . . . . . . . . . . . . . . .

WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . .

INCORPORATION OF INFORMATION WE FILE WITH THE SEC . . . . . . . . .

                                  ABOUT AVITAR

     Avitar, Inc., headquartered in Canton, Massachusetts, develops, manufactures and markets innovative medical devices based on core technologies in oral fluid diagnostics and customized polyurethane applications. The Company markets a unique portfolio of substance abuse testing products and services that include:

-    ORALscreen(TM),   the  world's  first  point-of-contact  rapid  oral  fluid
     screening devise for drugs of abuse,

- ORALscreenOSR(TM), an instrument that automates the analysis, recording, reporting and transmitting of results for the ORALscreen drugs of abuse tests, and

- other ORALscreen-related products and several other specialized tests for drugs of abuse.

     Avitar also markets an oral fluid collection system for DNA testing as well as a proprietary line of polyurethane-based high tech medical devices.

     The location of our principal executive offices is 65 Dan Road, Canton, Massachusetts 02021; telephone: (781) 821-2440.


                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Prospectus before deciding to invest in shares of our common stock.

THE COMPANY MAY NOT HAVE SUFFICIENT CASH FOR ITS CURRENT OPERATIONS.

The Company has a working capital deficit, which was approximately $2.33 million at June 30, 2003. For the balance of calendar year 2003, the Company's cash requirements are expected to include primarily the funding of operating losses, the payment of outstanding accounts payable and the repayment of certain notes payable. The Company is seeking additional capital and plans to raise an additional $3,000,000 during the remainder of calendar 2003. However, there can be no assurance that these financings will be achieved. If these financings were achieved, the Company would be able to fund current operations until profitability or cash flow breakeven, but only if its projected sales are achieved. Thereafter it will need additional funds for operations, product expansion and debt repayment.

In the event of unforeseen circumstances affecting the economy and/or the Company, this cash flow projection may be proven inaccurate, and the Company will need additional funds for current operations as well as for its outstanding obligations sooner than currently anticipated. The Company can give no assurance that sources of funds will be available to fund its operations and other obligations. If financing is unavailable, it may default on its obligations, curtail operations or cease business altogether.


WITH RECENTLY REDUCED PERSONNEL, THE COMPANY MAY NOT BE ABLE TO OPERATE AT AN ADEQUATE LEVEL.

Current economic conditions have imposed significant constraints on capital raising and have caused projections of operating revenues to remain at the current lower level for the balance of Fiscal Year 2003. In response to such economic conditions, the Company recently reduced personnel, including employees in marketing and employees in research and development. The effect of these recent personnel reductions on the Company's future sales and operations cannot yet be determined at this time.


THE COMPANY HAS A SUBSTANTIAL LEVEL OF INDEBTEDNESS AND IF IT IS UNABLE TO RAISE NEW CAPITAL OR GENERATE SUFFICIENT CASH FROM OPERATIONS IT WILL NOT BE ABLE TO FULFILL ITS FINANCIAL OBLIGATIONS.

The Company has approximately $1.6 million of debt, some of which is classified as short term. If the Company is not able to raise new capital or to generate enough cash from operations, it will not be able to pay the interest on outstanding debt and repay any scheduled payments of principal. In that event the Company may be in default and, as a consequence, it may have to refinance some or all of the debt, obtain other sources of capital, which may not be available at that time, or continue in default. Any refinancing or additional capital, if available, might be on unfavorable terms in those circumstances. Any default on the Company's financial obligations would likely force curtailment or halting of operations or liquidation of assets.


WE HAVE SUSTAINED LOSSES IN THE PAST AND WE EXPECT TO REPORT LOSSES IN THE FUTURE; GOING CONCERN QUALIFICATION IN REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

We have incurred substantial losses that have reduced our stockholders equity and at times depleted our working capital. We funded our negative cash flows from 1999 to date primarily by the sale of additional equity and the placement of debt. We incurred losses of approximately $4.15 million during fiscal year 2002 and losses totalling $3.8 million during the first three quarters of fiscal year 2003.

The losses in fiscal year 2002 were incurred primarily from expenses associated with the marketing of the new drug-testing kits and the development of test kits for diseases. Current economic conditions have imposed significant constraints on capital raising and have caused actual and projected operating revenues to remain at a lower than expected level for the balance of Fiscal Year 2003.

As a result of the Company's recurring losses from operations and working capital deficit, the report of its independent certified public accountants relating to the financial statements for fiscal year 2002 contains an explanatory paragraph stating substantial doubt about the Company's ability to continue as a going concern. Such report states that the ultimate outcome of this matter could not be determined as of the date of such report (November 26, 2002). Currently, it is anticipated that this consideration will be reflected in the report on the financial statements for the fiscal year ended September 30, 2003.

PRINCIPAL SUPPLIER RISK

Suppliers of two key components are, in each case, the current sole source for the Company. The loss of either supplier could result in the inability to obtain components, which will have an adverse effect on the business, revenues and prospects of the Company. Although the Company has an inventory of these components, it may not last sufficiently long while the Company finds a new supplier. There is no assurance that a new supplier will be found for these components on a timely basis, or at all, if the current supplier ceases to sell to the Company.

Although some of the parts and components used to manufacture our products are available from multiple sources, we currently purchase most of our components from single sources in an effort to obtain volume discounts. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of our products. Any loss of availability of an essential system component could result in a material adverse change to our business, financial condition and results of operations.


WITH ALL OF OUR ASSETS PLEDGED TO PRIOR SENIOR LENDERS, THE COMPANY MAY NOT BE ABLE TO BORROW FUNDS AND HAVE TO CURTAIL OR CEASE OPERATIONS.

The Company has pledged substantially all of its assets as security to Senior Lenders for currently outstanding debt of approximately $1.4 million. If the Company falls into default to the Senior Lenders, there likely will be no assets available for the repayment of any subsequent debt. In addition, the Company has no other assets to pledge for additional debt and requires the consent of the Senior Lenders for a further security interest to be placed on any of the pledged assets. The inability of the Company to borrow in the future may cause the Company to cut back on its operations.

NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE TO US; ADDITIONAL CAPITAL WILL DILUTE THE HOLDINGS OF OUR STOCKHOLDERS.

If we need additional financing, we cannot give any assurance that it will be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy any of our short-term and long-term operating requirements, we may limit or suspend our operations in the entirety or, under certain circumstances, seek protection from creditors. Our recent equity offerings resulted in the dilution of our then existing stockholders. It is possible that future financings may contain terms that could result in similar or more substantial dilution than has already been incurred by our stockholders from the sales of equity with warrants since fiscal year 1998.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE COULD FURTHER DEPRESS THE MARKET PRICE OF OUR STOCK.

Sales of substantial amounts of our common stock (including shares issued upon exercise of outstanding options and warrants and shares issued upon conversion of convertible preferred shares and debt) in the public market could depress the market price of our common stock. As of October 27, 2003, we had approximately 93 million shares outstanding and approximately 51 million shares committed or reserved for issuance upon exercise of options and warrants or conversion of convertible preferred shares.

WE DEPEND ON THE DRUG OF ABUSE SCREEN SYSTEMS AND MARKET ACCEPTANCE OF THOSE SYSTEMS IS UNCLEAR.

We intend to continue to concentrate our efforts primarily on the development of the ORALscreen drug of abuse detection systems and we will be dependent upon the successful development and marketing of those systems to generate revenues. Acceptance of our systems may be adversely affected by:

-    costs,

-    concerns related to accuracy or false positive reports,

-    a cultural resistance to the use of drug of abuse screening tests,

-    the effectiveness of competing drug of abuse screening tests.

Any failure to achieve greater market acceptance of our systems will have a material adverse effect on our business, financial condition and results of operations.

THE  SUCCESS  OF  COMPETITIVE  PRODUCTS  COULD  HAVE AN  ADVERSE  EFFECT  ON OUR
BUSINESS.

The Drug of Abuse Testing industry is intensely competitive, although at present we have encountered only minimal direct competition in the rapid on-site (as opposed to laboratory) oral fluid drug testing market. The significant competitive factors in the industry include:

-    price,

-    convenience,

-    accuracy,

-    acceptance of new technologies,

-    user satisfaction, and

-    when applicable, government approval.

We believe our ORALscreen systems offer several distinct advantages over the use of blood or urine samples, including net cost savings, ease of use and non-invasiveness. However, the success of any competing alternative to the ORALscreen systems for screening for drugs of abuse could have a material adverse effect on our business, financial condition and results of operations. Most of our competitors have substantially greater financial capabilities for product development and marketing than we currently do. These financial capabilities enable our competitors to market their systems in a more effective manner.


SUBSTANTIAL REGULATION BY GOVERNMENT AGENCIES.

Many of our products are subject to regulation by the Food and Drug Administration (the "FDA") and comparable agencies in various states and foreign countries requiring, among other things, pre-market approval or clearance of new medical or dental devices. In November 2000, the FDA proposed regulations that, although still not in effect, in the future may require a pre-market approval or clearance of our ORALscreen products for sale to employers. In addition, Avitar is subject to inspections by the FDA at all times, and may be subject to inspections by state and foreign agencies. If the FDA believes that its legal requirements have not been fulfilled, it has extensive enforcement powers, including the ability to initiate action to physically seize products and/or to enjoin their manufacture and distribution, to require recalls of certain types of products, and to impose or seek to impose civil or criminal sanctions against individuals or companies. Such submissions and review by the FDA could take several years, after which there could be no assurance that approval would be granted.


DEPENDENCE ON INTELLECTUAL PROPERTY; NO ASSURANCE AS TO PROTECTION OF INTELLECTUAL PROPERTY.

Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. We intend to rely substantially on unpatented proprietary information and know-how, and there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to our technology. Similarly, there can be no assurance that our proprietary technology will not infringe patents or other rights owned by others. If we are unable to adequately safeguard and exploit our methods and technologies, our ability to compete with other companies, a majority of which have greater financial, technological, human and other resources than the Company, our business would be materially adversely affected.


RISK OF PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE.

The testing, marketing and sale of medical and dental products entails a risk of product liability claims by consumers and others. Avitar has maintained product liability insurance coverage and currently has such insurance in the amount of up to $5,000,000. This insurance will not cover liabilities caused by events occurring after such policy is terminated or claims made after 60 days following termination of the policy or in respect of events excluded from coverage. In the event of a successful suit against Avitar, lack or insufficiency of insurance coverage would have a material adverse effect on Avitar. Further, certain distributors of medical and dental products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede the ability of Avitar to achieve broad distribution of its products, which would have a material adverse effect on Avitar.


WE ARE DEPENDENT ON OUR MANAGEMENT AND KEY PERSONNEL TO SUCCEED.

Our principal executive officers and key personnel have extensive knowledge of and experience with our products, the research and development efforts needed to improve them and the development of marketing and sales programs to increase their market penetration. The loss of the services of any of our executive officers or other key personnel, or our failure to attract and retain other skilled and experienced personnel, could have a material adverse effect on our ability to manufacture, sell and market our products. Such events would probably have a negative impact on our business and financial condition.

BARRIERS TO TAKEOVER.

The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions. In addition, in the event of certain changes of control of the Company (as defined in the Company's Equity Plan) outstanding options granted pursuant to the Company's Equity Plan will become immediately exercisable in full. Such acceleration of exercisability may also discourage potential acquirers of the Company.


THE MARKET PRICE OF OUR STOCK HAS HISTORICALLY BEEN VOLATILE.

The volatility of our common stock imposes a greater risk of capital losses on stockholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a stockholder's holdings of our common stock. Factors such as announcements of technological innovations, changes in marketing, product pricing and sales strategies or new products by our competitors, changes in domestic or foreign governmental regulations or regulatory approval processes, developments or disputes relating to patent or proprietary rights and public concern as to the reliability of the OralScreen systems or drug tests in general may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market (and in particular the securities of technology companies such as ours) could experience extreme price and volume fluctuations unrelated to operating performance.


RECENT DEVELOPMENTS CONCERNING GOODWILL AND OTHER INTANGIBLE ASSETS

     Effective October 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, during Fiscal 2003. SFAS No. 142 requires among other things, that companies no longer amortize goodwill, but test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purpose of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with guidelines in SFAS 142. SFAS 142 is required to be applied to all goodwill and other intangible assets regardless of when those assets were initially recognized. As of October 1, 2002, the Company's goodwill of $2,139,555 was composed of $1,901,435 associated with the acquisition of USDTL in 1999 and $238,120 associated with the acquisition of BJR in 2001. As a result of the transitional impairment tests, the USDTL acquisition was determined to be impaired by an independent evaluations which relied on present value of future cash flows contained in an offer to purchase USDTL and market price comparisons of sales multiples for companies engaged in a similar business to USDTL. The difference in value of $650,000 was reported as a cumulative effect of change in accounting principle for the period ended June 30, 2003. No adjustment to the $238,120 balance of goodwill associated with the BJR acquisition was deemed necessary as of June 30, 2003.

     The effect on reported net loss due to the cumulative effect of change in accounting principle and discontinuance of goodwill amortization is as follows:

                                              Nine months ended June 30,          Year ended  September 30,
                                                2003                2002           2002                   2001
 -------------------------------------------------------------------------------------------------------------------------
  Reported Net Loss                              ($3,803,133)  ($2,726,891)     ($4,186,066)       ($6,188,976)
  Cumulative effect of change
    in accounting principle                          650,000            --               --                 --
  Goodwill amortization                                   --       232,494          309,992            298,200
                                                  -----------   -----------      -----------         ----------

  Adjusted net loss before
    cumulative effect of change in
    accounting principle and
    excluding 2002 goodwill
    amortization                                 ($3,153,133)  ($2,544,397)     ($3,836,074)       ($5,790,776)
                                                  ===========   ===========      ===========        ===========


Basic and diluted earnings per share
  as reported                                          ($.06)        ($.07)           ($.11)             ($.26)
  Cumulative effect of change in
   accounting principle                                  .01            --               --                 --
  Goodwill amortization                                   --           .01              .01                .01
                                                      -------        --------         -------            ------

Basic and diluted earnings
 per share before cumulative effect
 of change in accounting principle and
  excluding 2002 and 2001 goodwill
  amortization                                         ($.05)        ($.06)           ($.10)             ($.25)


                           FORWARD-LOOKING STATEMENTS

Avitar, Inc. makes statements in this Prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains the safe harbor provisions that cover these forward-looking statements. We are including this statement for purposes of complying with these safe harbor provisions. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, among other things:

-    continued losses and cash flow deficits;

- the continued availability of financing in the amounts, at the times and on the terms required to support our future business;

-    uncertain market acceptance of our products;

- accuracy, reliability and patent concerns regarding our products and technology;

-    competition; and

-    reliance on key personnel.

Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this document may not occur.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the selling security holders. The Company could receive up to approximately only $53,000 if all outstanding warrants were exercised because the large majority of warrants are exercisable on a cashless basis. The Company intends to use the proceeds, if any, to provide general working capital. However, there can be no assurance that these outstanding warrants will be exercised.


                            SELLING SECURITY HOLDERS

     The shares of common stock offered herein include 6,666,667 shares reserved for possible issuance on conversion of 1000 shares of 6% Convertible Preferred Stock and 8,429,724 shares that may be issued on exercise of outstanding warrants.

     Absent registration under the Securities Act, the shares of common stock offered herein are subject to certain limitations on resale. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of certain registration rights we granted to the individual or entity listed below.

The following table assumes that the individuals and entities listed below will sell all of the common stock offered herein set forth opposite their respective names. However, the individuals and entities listed below may sell only a portion or may sell none of the shares set forth opposite their names.


                                  Common Shares                                       Common Shares
                                  Beneficially Owned                                  Beneficially Owned
                                  Prior to the                      Number of           After the Offering
                                  Offering (1)                      Shares to
                                 ___________________                 be Sold         ____________________
                                 Number        Percent               in the       Number of     Percent
                                of Shares      of Class             Offering      Shares        of Class
                                --------       --------             ---------     ---------     --------

Gryphon Master
  Fund, L.P.(2)                  9,236,978      9.9%              13,333,334              0            *

David C. Brown (3)               9,232,056      9.0%                 400,000      8,705,942         8.5%

CFE Profit Sharing Plan          2,881,818      3.0%                 126,114      2,755,704         2.9%
& Trust

iStar Financial, Inc.(4)           214,287         *               1,500,000              0            *
--------------------------------------------------------------------------------------------------------
Grand Total(5)                  18,683,321     17.8%              15,359,448      8,705,942         8.5%


-----------------
(1) Shares beneficially held as of October 27, 2003 to the knowledge of the Company.

(2) Includes (a) 6,666,667 shares underlying 1000 shares of 6% Convertible Preferred Stock ($1,000 per share and $1,000,000 in the aggregate) issued in a September 2003 private placement and presently convertible into common stock at $0.15 per share and (b) warrants to purchase 6,666,667 shares of common stock presently exercisable at $0.05 per share, which also were issued in the September 2003 private placement; but limited to issuance of shares of no more than 9.99% beneficial ownership pursuant to Certificate of Designations and related documents.

(3) Includes shares beneficially owned by CFE Profit Sharing Plan & Trust, which is an affiliate of Mr. Brown.

(4) Warrants to purchase 1,500,000 shares of common stock exercisable at $0.20 per share, which were issued in September 2003 to accredited investor and vesting over 20 month period.

(5) Shares owned by CFE Profit Sharing Plan & Trust are not included in Grand Total because they are also included in David C. Brown. See Note 3.


* Less than one percent.


                              PLAN OF DISTRIBUTION

We are registering the common stock, including the common stock underlying the warrants and the shares of preferred stock on behalf of the selling stockholders. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

- transactions on the American Stock Exchange or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

-    in the over-the-counter market;

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

-    in connection with short sales of the shares;

-    by pledge to secure or in payment of debt and other obligations;

- through the writing of options, whether the options are listed on an options exchange or otherwise;

- in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

-    through a combination of any of the above transactions.

     The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to the purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     We entered into registration rights agreements for the benefit of the selling stockholders to register the common stock under applicable federal and state securities laws. The registration rights agreements provide for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the offering and sale of the common stock.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

                                     EXPERTS

     The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-KSB for the year ended September 30, 2002 have been so incorporated in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock will be passed upon for Avitar by Dolgenos Newman & Cronin LLP, New York, New York.

                          STATEMENT OF INDEMNIFICATION

     The Company's Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Company or its stockholders for monetary damages for the breach of his or her fiduciary duty of care as a director, including breaches that constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law ("DGCL"), however, this provision does not eliminate or limit the liability of a director of the Company
(i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) for any improper benefit.

     This provision offers persons who serve on our board of directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or our stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Our By-laws provide that we shall, subject to limited exceptions, indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware Law. Our By-laws provide further that we shall have the power to indemnify our other officers, employees and other agents as set forth in the Delaware law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware law.

     We have entered into agreements with certain of our directors and officers pursuant to which we have agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, we have purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, Avitar has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

     Statements made in this Prospectus concerning the contents of any contract or other documents are not necessarily complete. With respect to each contract or other document filed as an appendix to the Registration Statement, reference is hereby made to that appendix for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.



                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     .    incorporated documents are considered part of the Prospectus;

     . we can disclose important information to you by referring you to those documents; and

     . information that we file with the SEC will automatically update and supersede the Prospectus.

     We are incorporating by reference the documents listed below which were filed with the SEC under the Exchange Act:

     . Annual Report on Form 10-KSB for the year ended September 30, 2002, and documents incorporated by reference in such report;

     .    Quarterly Report on Form 10-QSB, filed February 14, 2003;

     .    Quarterly Report on Form 10-QSB, filed May 15, 2003;

     .    Quarterly Report on Form 10-QSB, filed August 14, 2003;

     .    Current Report on Form 8-K, filed March 3, 2003.

     .    Current Report on Form 8-K, filed August 12, 2003;

     .    Current Report on Form 8-K, filed August 13, 2003;

     .    Current Report on Form 8-K, filed October 1, 2003;


     We also incorporate by reference each of the following documents that we will file with the SEC after the date of the Prospectus but before the end of the offering:

     .    Reports filed under Sections 13(a) and (c) of the Exchange Act;

     . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     .    Any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

           Avitar, Inc.
           Attn:  Mr. Jay Leatherman
           Chief Financial Officer
           65 Dan Road
           Canton, MA 02021
           Telephone:(781) 821-2400

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of these documents.


      =====================================================================

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of the date shown on the cover page.




                                15,359,448 Shares




                                  AVITAR, INC.




                                  Common Stock




                              --------------------

                                   Prospectus
                              --------------------







                                                         October  30, 2003

=====================================================================





                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Avitar in connection with the sale of the common stock being registered. All amounts are estimates except the registration fee.

                                                             Amount to be
                                                                Paid
                                                              ------------

SEC Registration Fee. . . . . . . . . . . . . . .         $      312.00
Printing and EDGAR . . . . . . . . . . . . . . . .             3,000.00
Legal Fees and Expenses . . . . . . . . . . . . .             12,000.00
Accounting Fees and Expenses. . . . . . . . . . .              2,500.00
Miscellaneous . . . . . . . . . . . . . . . . . .              3,500.00
                                                             ----------
        Total . . . . . . . . . . . . . . . . . .         $   21,312.00
                                                             ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Our Certificate of Incorporation contains a provision eliminating director liability to Avitar and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director: (i) for any breach of such director's duty of loyalty to Avitar or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Delaware statutory provision making directors personally liable, for improper payment of dividends or improper stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, our ability or a stockholder's ability to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Avitar's By-laws provide that the corporation shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. Avitar's By-laws provide further that Avitar shall have the power to indemnify its other officers, employees and other agents as set forth in the Delaware Law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law.

     Avitar has entered into agreements with certain of its directors and officers pursuant to which Avitar has agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, Avitar has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Avitar pursuant to these provisions, or otherwise, Avitar has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



ITEM 16.  EXHIBITS

Exhibit          Description
-------          -----------

4.1  Securities Purchase Agreement dated September 30, 2003 (A)

4.2  Certificate of Designations dated September 30, 2003 (A)

4.3  Warrant issued on September 30, 2003 to Gryphon Master Fund, L.P. (A)

4.4  Registration Rights Agreement dated September 30, 2003 (A)

5.1 Opinion of Dolgenos Newman & Cronin LLP as to the legality of the shares being registered.

23.1 Consent of BDO Seidman LLP, Independent Certified Public Accountants

23.3 Consent of Dolgenos Newman & Cronin LLP (Included in Exhibit 5.1)

24.1 Power of Attorney (Included on the Signature Page)

-------------------------------------------------------------------------------

(A) Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report tiled on October 1, 2003 (Commission File No. 1-15695), and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     That, for the purpose of determining any liability under the Securities Act of 1933; each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canton, Commonwealth of Massachusetts, on October , 2003.


                            Avitar, Inc.
                      By:   /s/ Peter P. Phildius
                            ----------------------------------------
                            Peter P. Phildius
                            Chairman and Chief Executive Officer


                          POWERS OF ATTORNEY

     Each person whose signature appears below hereby appoints Peter P. Phildius and Jay C. Leatherman and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the SEC, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Peter P. Phildius
--------------------------------------
Peter P. Phildius
Chairman and Chief Executive Officer
(Principal Executive Officer)
Date:  October 30, 2003


/s/ Douglas W. Scott
--------------------------------------
Douglas W. Scott
Chief Operating Officer and Director
Date: October 30, 2003

/s/ Neil R. Gordon
--------------------------------------
Neil R. Gordon
Director
Date: October 30, 2003


/s/ James Groth
--------------------------------------
James Groth
Director
Date: October 30, 2003


--------------------------------------
Charles R. McCarthy
Director
Date: October 30, 2003

/s/ Jay C. Leatherman
--------------------------------------
Jay C. Leatherman
Controller, Secretary and Chief
Financial and Accounting Officer
(Principal Accounting and Financial Officer)
Date: October  30, 2003


EXHIBIT INDEX

Exhibit          Description
-------          -----------

4.1  Securities Purchase Agreement dated September 30, 2003 (A)

4.2  Certificate of Designations dated September 30, 2003 (A)

4.3  Warrant issued to Gryphon Master Fund, L.P. on September 30, 2003 (A)

4.4  Registration Rights Agreement dated September 30, 2003 (A)

5.1 Opinion of Dolgenos Newman & Cronin LLP as to the legality of the Offered Shares being registered.

23.1 Consent of BDO Seidman LLP, Independent Certified Public Accountants

23.3 Consent of Dolgenos Newman & Cronin LLP (Included in Exhibit 5.1)

24.1 Power    of    Attorney     (Included     on    the     Signature     Page)
------------------------------------------------------------------------------

(A) Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report filed on October 1, 2003 (Commission File No. 1-15695), and incorporated herein by reference.